Exhibit 99.1

Osiris Therapeutics Announces First Quarter 2013 Financial Results

COLUMBIA, Md. — May 7, 2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR) the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets, announced today its results for the first quarter of 2013.

Highlights and Recent Developments

•      Launched CartiformTM, viable cartilage mesh for the treatment of articular cartilage injury.

•      Established and deployed a direct sales force for Grafix®, a premium cellular repair matrix for serious wounds including diabetic foot ulcers.

•      Received title of Orphan Drug designation from European Medicines Agency (EMA) for Prochymal®.

•      Defended a key patent, against an Australian opponent, covering the administration of mesenchymal stem cells for the treatment of inflammatory conditions involving the gastrointestinal tract.

•      Quarterly product revenue rose to $4.1 million— representing a 38% increase over the prior quarter.

•      Improved gross margin to 72% of revenue, with gross profit of $2.9M for the quarter.

•      Ended the quarter with a strong cash, receivables and short-term investment position of $34.9 million.

“Our team’s execution during the first quarter has given us a very strong start to 2013,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “While we are pleased with our accomplishments, we are focused solely on the future.”

First Quarter Financial Results

Product revenues during the first quarter of 2013 were $4.1 million, compared to $1.1 million during the first quarter of 2012, an increase of 257%.  Gross margin during the first quarter was 72% compared to 66% during the first quarter of 2012.  Gross profit was $2.9 million during the first quarter of 2013 and $0.75 million during the same period of 2012. We reported a loss of $2.7 million in the first quarter of 2013.  As of March 31, 2013, Osiris had $34.9 million in cash, receivables and short-term investments.

Research and development expenses for the first quarter of 2013 were $3.0 million, compared to $4.0 million incurred in the first quarter of 2012. Selling, general and administrative expenses were $2.9 million for the first quarter of 2013, compared to $1.5 million for the same period of the prior year, reflecting our increased commercial activity.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, May 7, 2013 at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants). Note that a presentation will accompany the webcast.

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

About Osiris Therapeutics

Osiris Therapeutics, Inc., is the leading stem cell company, having developed the world’s first approved stem cell drug, Prochymal.  Osiris currently markets Grafix and Ovation® for wound and tissue repair, and Cartiform for cartilage repair. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of cell therapy products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 50 U.S. and 156 foreign patents.

Osiris, Prochymal, Chondrogen, Grafix and Ovation are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal, Chondrogen®, Grafix, Ovation and Cartiform); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

 Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash	$1,287	$1,854
Investments available for sale	28,292	32,238
Accounts receivable, net	5,346	3,063
Inventory	1,611	1,278
Prepaid expenses and other current assets	462	603
Total current assets	36,998	39,036

Property and equipment, net	2,037	2,111
Restricted cash	317	317
Total assets	$39,352	$41,464

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$4,985	$4,999
Capital lease obligations, current portion	44	44
Total current liabilities	5,029	5,043

Long-term portion of capital lease obligations	151	162
Other long-term liabilities	350	369
Total liabilities	5,530	5,574

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,930 shares outstanding - 2013, 32,881 shares outstanding - 2012	33	33
Additional paid-in-capital	279,911	279,269
Accumulated other comprehensive income (loss)	5	(20)
Accumulated deficit	(246,127)	(243,392)
Total stockholders’ equity	33,822	35,890
Total liabilities and stockholders’ equity	$39,352	$41,464

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

Unaudited

Amounts in thousands, except per share data

	Three Months Ended
	March 31,
	2013	2012

Product revenues	$4,055	$1,137
Cost of product revenues	1,135	387
Gross profit	2,920	750

Revenue from collaborative research agreements and royalties	186	3,446

Operating expenses:
Research and development	2,981	3,963
Selling, general and administrative	2,889	1,523
	5,870	5,486

Loss from operations	(2,764)	(1,290)

Other income, net	29	18

Loss before income taxes	(2,735)	(1,272)

Income tax benefit	—	—

Net loss	$(2,735)	$(1,272)

Basic and diluted loss per share	$(0.08)	$(0.04)

Weighted average common shares (basic and diluted)	32,912	32,830

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

Amounts in thousands

	Three months ended March31,
	March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,735)	$(1,272)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	185	177
Non cash share-based payments	473	385
Provision for bad debts	22	—
Changes in operating assets and liabilities:
Accounts receivable	(2,305)	(269)
Inventory	(333)	352
Prepaid expenses, and other current assets	141	(166)
Accounts payable and accrued expenses	(33)	101
Deferred revenue	—	(3,333)
Net cash used in operating activities	(4,585)	(4,025)

Cash flows from investing activities:
Purchases of property and equipment	(111)	(20)
Proceeds from sale of investments available for sale	4,000	3,985
Purchases of investments available for sale	(29)	(15)
Net cash provided by investing activities	3,860	3,950

Cash flows from financing activities:
Principal payments on capital lease obligations	(11)	—
Proceeds from the issuance of common stock, net	169	—
Net cash provided by financing activities	158	—

Net decrease in cash	(567)	(75)
Cash at beginning of period	1,854	1,661

Cash at end of period	$1,287	$1,586